Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NISOURCE INC.

NiSource Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: that this Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, as amended (the “Amended and Restated Certificate of Incorporation”).

SECOND: that the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is seven hundred seventy million (770,000,000), of which twenty million (20,000,000) shares of the par value $.01 each are to be of a class designated Preferred Stock and seven hundred fifty million (750,000,000) shares of the par value of $.01 each are to be of a class designated Common Stock.

THIRD: that the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this twenty-third day of May, 2023.

/s/ Kimberly S. Cuccia
Kimberly S. Cuccia
Senior Vice President, General
Counsel, and Corporate Secretary